Exhibit 99.1

Vestin Realty Mortgage II, Inc.
Files Form 13-D Relating To The Acquisition of
Shares of Vestin Realty Mortgage I, Inc.

Las Vegas - December 1, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) announced today that it has filed Form 13-D with the United States Securities and Exchange Commission reporting that it now owns 345,485 shares of Vestin Realty Mortgage I, Inc. common stock, which represents 5.2% of the total outstanding common shares.

Mike Shustek, President and CEO of Vestin Realty Mortgage II, Inc. stated, “We purchased the shares of Vestin Realty Mortgage I, Inc. for investment purposes based on the belief that the shares, when purchased, were undervalued and represented an attractive investment opportunity. Depending upon overall market conditions and other opportunities open to us, we may from time to time, and at any time, acquire additional shares in the open market or otherwise. We reserve the right to dispose of all or any of the shares in the open market or otherwise at such times as we may deem advisable.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
John Alderfer
702-227-0965